Exhibit 99.1

Antero Midstream Announces Second Quarter 2021 Financial and Operational Results

Denver, Colorado, July 28, 2021—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its second quarter 2021 financial and operational results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Second Quarter 2021 Earnings Highlights:

•	Net income was $80 million, or $0.17 per share, compared to $0.19 per share in the prior year quarter

•	Adjusted Net Income was $109 million, or $0.23 per share, a 10% increase compared to $0.21 per share in the prior year quarter (non-GAAP measure)

•	Adjusted EBITDA was $225 million, a 12% increase compared to the prior year quarter (non-GAAP measure)

•	Capital expenditures were $71 million

•	Net cash provided by operating activities was $195 million

•	Free Cash Flow before dividends was $111 million, a 4% increase compared to the prior year quarter (non-GAAP measure)

•	Free Cash Flow after dividends was $3 million, compared to a $40 million deficit in the prior year quarter (non-GAAP measure)

•	Refinanced $650 million of 5.375% senior notes due 2024 with $750 million of 5.375% senior notes due 2029, resulting in no senior note maturities until 2026

•	Reduced Net Debt to last twelve months Adjusted EBITDA to 3.6x at quarter-end (non-GAAP measure)

Paul Rady, Chairman and CEO said, “Antero Midstream delivered another strong quarter operationally with year-over-year volumetric and Free Cash Flow growth. This was a direct result of Antero Midstream’s focus on operating expense and capital efficiencies, as well as high asset utilization rates across our integrated assets. In addition, Antero Midstream realized consistent volumetric throughput during the quarter, benefitting from Antero Resources’ firm transportation portfolio which allowed it to avoid the volatility in local Appalachian basis.”

Mr. Rady further added, “Antero Midstream continues to demonstrate the ability to deliver attractive returns through organic capital investments. These organic capital investments with high utilization rates have allowed us to consistently generate mid-teen returns on invested capital.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Second Quarter 2021 Financial Results

Low pressure gathering volumes for the second quarter of 2021 averaged 2,897 MMcf/d, a 1% increase as compared to the prior year quarter. Compression volumes for the second quarter of 2021 averaged 2,744 MMcf/d, a 1% increase as compared to the second quarter of 2020. High pressure gathering volumes for the second quarter of 2021 averaged 2,826 MMcf/d, in line with the second quarter of 2020. Fresh water delivery volumes averaged 104 MBbl/d during the quarter, a 2% increase compared to the second quarter of 2020.

Gross processing volumes from the Company’s processing and fractionation joint venture with MPLX (“Joint Venture”) averaged 1,450 MMcf/d for the second quarter of 2021, a 3% increase compared to the prior year quarter. Joint Venture processing capacity was approximately 100% utilized during the quarter based on nameplate processing capacity of 1.4 Bcf/d. Gross Joint Venture fractionation volumes averaged 38 MBbl/d, a 15% increase compared to the prior year quarter. Joint Venture fractionation capacity was 95% utilized during the quarter relative to total fractionation capacity of 40 MBbl/d.

	Three Months Ended June 30,
Average Daily Volumes:	2020	2021	% Change
Low Pressure Gathering (MMcf/d)	2,869	2,897	1%
Compression (MMcf/d)	2,712	2,744	1%
High Pressure Gathering (MMcf/d)	2,839	2,826	0%
Fresh Water Delivery (MBbl/d)	102	104	2%
Gross Joint Venture Processing (MMcf/d)	1,404	1,450	3%
Gross Joint Venture Fractionation (MBbl/d)	33	38	15%

For the three months ended June 30, 2021, revenues were $233 million, comprised of $193 million from the Gathering and Processing segment and $58 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues included $20 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $17 million and $23 million, respectively, for a total of $40 million, compared to $42 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses included $19 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven primarily by lower costs associated with flowback and produced water due to Antero Midstream’s blending operations. General and administrative expenses excluding equity-based compensation were $11 million during the second quarter of 2021. Total operating expenses during the second quarter of 2021 included $3 million of equity compensation expense and $27 million of depreciation. Additionally, there was a $21 million loss on early extinguishment of debt related to the premium paid to refinance the senior notes due 2024 with the $750 million senior notes due 2029.

Net income was $80 million, or $0.17 per share. Net income adjusted for amortization of customer relationships, loss (gain) on asset sale and loss on early extinguishment of debt, net of tax effects of reconciling items, or Adjusted Net Income, was $109 million. Adjusted Net Income per share was $0.23 per share, a 10% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income:

	Three Months Ended June 30,
	2020	2021
Net Income	$88,441	80,223
Amortization of customer relationships	17,606	17,668
Loss (gain) on asset sale	240	(135)
Loss on early extinguishment of debt	—	20,701
Tax effect of reconciling items(1)	(4,408)	(9,532)
Adjusted Net Income	$101,879	108,925

(1)	Statutory tax rate was approximately 24.7% for 2020 and 24.9% for 2021.

Adjusted EBITDA was $225 million, a 12% increase compared to the prior year quarter. Interest expense was $44 million, a 26% increase compared to the prior year quarter, driven by the issuances of senior notes due 2026 and 2029. Capital expenditures were $71 million, a 20% increase compared to the prior year quarter as Antero Midstream began construction on growth projects supporting the drilling partnership between Antero Resources and QL Capital Partners, an affiliate of Quantum Energy. Free Cash Flow before dividends was $111 million, a 4% increase compared to the prior year quarter and Free Cash Flow after dividends was $3 million compared to a deficit of $40 million in the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends:

	Three Months Ended June 30,
	2020	2021
Net Income	$88,441	80,223
Interest expense, net	35,311	43,505
Provision for income tax expense	31,921	28,485
Amortization of customer relationships	17,606	17,668
Depreciation expense	27,745	26,619
Accretion of asset retirement obligations	61	114
Equity-based compensation	2,697	3,059
Equity in earnings of unconsolidated affiliates	(20,947)	(21,515)
Distributions from unconsolidated affiliates	18,200	26,275
Loss on early extinguishment of debt	—	20,701
Loss (gain) on asset sale	240	(135)
Adjusted EBITDA	$201,275	224,999
Interest expense	(35,311)	(43,505)
Total capital expenditures (accrual-based)	(59,001)	(70,893)
Free Cash Flow before dividends	$106,963	110,601
Dividends declared (accrual-based)	(146,554)	(107,409)
Free Cash Flow after dividends	$(39,591)	3,192

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends:

	Three Months Ended June 30,
	2020	2021
Net cash provided by operating activities	$241,427	194,674
Amortization of deferred financing costs	(1,100)	(1,345)
Settlement of asset retirement obligations	601	194
Changes in working capital	(74,964)	(12,029)
Total capital expenditures (accrual-based)	(59,001)	(70,893)
Free Cash Flow before dividends	$106,963	110,601
Dividends declared (accrual-based)	(146,554)	(107,409)
Free Cash Flow after dividends	$(39,591)	3,192

Second Quarter 2021 Operating Update

Gathering and Processing — During the second quarter of 2021, Antero Midstream connected 23 wells to its gathering system. The Company’s 3.2 Bcf/d of compression capacity was approximately 86% utilized during the quarter. Joint Venture processing capacity of 1.4 Bcf/d was approximately 100% utilized and Joint Venture fractionation capacity was 95% utilized during the quarter. During the second quarter the Joint Venture began commissioning the Smithburg 1 processing plant, which will add 200 MMcf/d of incremental processing capacity in the third quarter of 2021. This expansion of processing capacity will bring the Joint Venture’s total processing capacity to 1.6 Bcf/d.

Water Handling— Antero Midstream’s water delivery systems serviced 17 well completions during the second quarter of 2021, a 23% decrease from the prior year quarter, driven by a reduction in completion activity by Antero Resources as it transitioned to a maintenance capital development program.

Balance Sheet and Liquidity

As of June 30, 2021, Antero Midstream had approximately $514 million drawn on its $2.13 billion bank credit facility, resulting in $1.6 billion of liquidity. Antero Midstream’s Net Debt to trailing twelve months Adjusted EBITDA (“Leverage”) was 3.6x as of June 30, 2021.

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $71 million during the second quarter of 2021. Gathering, compression, and water infrastructure capital investments totaled $70 million and investments in unconsolidated affiliates for the Joint Venture were less than $1 million. Of the $70 million invested in gathering, compression, and water infrastructure, $58 million was in gathering and compression assets and $12 million was in water handling assets.

Brendan Krueger, CFO of Antero Midstream, said, “The second quarter represented another strong quarter, generating Free Cash Flow after dividends and ending the quarter with leverage of 3.6x. Importantly, with the recent issuance of the senior notes due 2029, Antero Midstream does not have any senior note maturities within the next five years. This strong balance sheet, combined with Antero Midstream’s scale, cash flow growth and an attractive dividend that is funded within free cash flow provide a differentiated business model.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, July 29, 2021 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, August 5, 2021 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13720341. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 5, 2021 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts, impairment expense, and loss (gain) on asset sale and loss on early extinguishment of debt, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income plus interest expense, provision for income tax expense (benefit), amortization of customer relationships, depreciation expense, impairment expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus cash distributions from unconsolidated affiliates, loss (gain) on asset sale and loss on early extinguishment of debt.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrued capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Adjusted Net Income is Net Income. The GAAP measure most directly comparable to Free Cash Flow before and after dividends is cash flows provided by (used in) operating activities. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

This release also includes certain non-GAAP financial information for Antero Resources. For a more information regarding those measures, please see Antero Resources’ press release dated today, a copy of which can be found on Antero Resources website, www.anteroresources.com.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended June 30,
	2020	2021
Capital expenditures (as reported on a cash basis)	(65,729)	(46,185)
Change in accrued capital costs	6,728	(24,708)
Capital expenditures (accrual basis)	(59,001)	(70,893)

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

	March 31, 2021	June 30, 2021
Bank credit facility	$624,500	513,700
5.375% senior notes due 2024	650,000	—
7.875% senior notes due 2026	550,000	550,000
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	—	750,000
Consolidated total debt	3,124,500	3,113,700
Cash and cash equivalents	(261)	(678)
Consolidated net debt	$3,124,239	3,113,022

The following table reconciles net income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

	12 months ended March 31, 2021	12 months ended June 30, 2021
Net Income	$353,847	345,629
Amortization of customer relationships	70,735	70,797
Impairment expense	10,475	10,475
Interest expense	152,242	160,436
Income tax expense	117,121	113,685
Depreciation expense	108,297	107,171
Accretion of asset retirement obligations	257	310
Equity-based compensation	13,452	13,814
Loss on asset sale	6,692	6,317
Loss on early extinguishment of debt	—	20,701
Equity in earnings of unconsolidated affiliates	(88,097)	(88,665)
Distributions from unconsolidated affiliates	107,140	115,215
Adjusted EBITDA	$852,161	875,885

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, cybersecurity risk, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2020.

For more information, contact Brendan Krueger – CFO of Antero Midstream, at (303) 357-7172 or bkrueger@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	June 30,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$640	678
Accounts receivable–Antero Resources	73,722	89,996
Accounts receivable–third party	839	466
Income tax receivable	17,251	940
Other current assets	1,479	358
Total current assets	93,931	92,438

Property and equipment, net	3,254,044	3,293,791
Investments in unconsolidated affiliates	722,478	707,518
Deferred tax asset	103,402	46,893
Customer relationships	1,427,447	1,392,111
Other assets, net	9,610	7,991
Total assets	$5,610,912	5,540,742

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,862	4,238
Accounts payable–third party	9,495	24,785
Accrued liabilities	74,947	83,620
Other current liabilities	5,701	5,194
Total current liabilities	94,005	117,837
Long-term liabilities:
Long-term debt	3,091,626	3,087,734
Other	6,995	6,735
Total liabilities	3,192,626	3,212,306

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of both December 31, 2020 and June 30, 2021
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of both December 31, 2020 and June 30, 2021	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 476,639 and 477,358 issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	4,766	4,774
Additional paid-in capital	2,877,612	2,624,090
Accumulated deficit	(464,092)	(300,428)
Total stockholders' equity	2,418,286	2,328,436
Total liabilities and stockholders' equity	$5,610,912	5,540,742

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2020	2021
Revenue:
Gathering and compression–Antero Resources	$173,991	192,667
Water handling–Antero Resources	63,351	57,718
Water handling–third party	—	70
Amortization of customer relationships	(17,606)	(17,668)
Total revenue	219,736	232,787
Operating expenses:
Direct operating	42,067	39,555
General and administrative (including $2,697 and $3,059 of equity-based compensation in 2020 and 2021, respectively)	12,422	14,251
Facility idling	2,475	984
Depreciation	27,745	26,619
Accretion of asset retirement obligations	61	114
Loss (gain) on asset sale	240	(135)
Total operating expenses	85,010	81,388
Operating income	134,726	151,399
Other income (expense):
Interest expense, net	(35,311)	(43,505)
Equity in earnings of unconsolidated affiliates	20,947	21,515
Loss on early extinguishment of debt	—	(20,701)
Total other expense	(14,364)	(42,691)
Income before income taxes	120,362	108,708
Provision for income tax expense	(31,921)	(28,485)
Net income and comprehensive income	$88,441	80,223

Net income per share–basic	$0.19	0.17
Net income per share–diluted	$0.18	0.17

Weighted average common shares outstanding:
Basic	476,836	477,290
Diluted	478,837	479,530

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	June 30,		Increase	Percentage
	2020	2021	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	261,039	263,640	2,601	1%
Gathering—high pressure (MMcf)	258,380	257,193	(1,187)	*
Compression (MMcf)	246,790	249,681	2,891	1%
Fresh water delivery (MBbl)	9,318	9,499	181	2%
Other fluid handling (MBbl)	5,433	4,381	(1,052)	(19)%
Wells serviced by fresh water delivery	22	17	(5)	(23)%
Gathering—low pressure (MMcf/d)	2,869	2,897	28	1%
Gathering—high pressure (MMcf/d)	2,839	2,826	(13)	*
Compression (MMcf/d)	2,712	2,744	32	1%
Fresh water delivery (MBbl/d)	102	104	2	2%
Other fluid handling (MBbl/d)	60	48	(12)	(20)%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf) (1)	$0.33	0.33	—	*
Average gathering—high pressure fee ($/Mcf)	$0.20	0.20	—	*
Average compression fee ($/Mcf)	$0.20	0.20	—	*
Average fresh water delivery fee ($/Bbl)	$3.96	3.97	0.01	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	127,791	131,912	4,121	3%
Fractionation—Joint Venture (MBbl)	3,014	3,417	403	13%
Processing—Joint Venture (MMcf/d)	1,404	1,450	46	3%
Fractionation—Joint Venture (MBbl/d)	33	38	5	15%

*	Not meaningful or applicable

(1)	The three months ended June 30, 2021 average realized fee does not include $3.3 million of low pressure gathering fee revenues which volumes relate to prior periods.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended June 30, 2021
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated (1)	Total
Revenues:
Revenue–Antero Resources	$192,667	57,718	—	250,385
Revenue–third-party	—	70	—	70
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	183,396	49,391	—	232,787
Operating expenses:
Direct operating	17,012	22,543	—	39,555
General and administrative (excluding equity-based compensation)	6,412	4,364	416	11,192
Equity-based compensation	2,322	509	228	3,059
Facility idling	—	984	—	984
Depreciation	14,404	12,215	—	26,619
Accretion of asset retirement obligations	—	114	—	114
Gain on asset sale	(135)	—	—	(135)
Total operating expenses	40,015	40,729	644	81,388
Operating income	143,381	8,662	(644)	151,399
Other income (expense):
Interest expense, net	—	—	(43,505)	(43,505)
Equity in earnings of unconsolidated affiliates	21,515	—	—	21,515
Loss on early extinguishment of debt	—	—	(20,701)	(20,701)
Total other income (expense)	21,515	—	(64,206)	(42,691)
Income before taxes	164,896	8,662	(64,850)	108,708
Provision for income tax expense	—	—	(28,485)	(28,485)
Net income and comprehensive income	$164,896	8,662	(93,335)	80,223

Adjusted EBITDA				$224,999

(1)	Certain expenses that are not directly attributable to gathering and processing and water handling are managed and evaluated on a consolidated basis

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2021
Cash flows provided by (used in) operating activities:
Net income (loss)	$(304,492)	163,664
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	55,088	53,469
Payment of contingent consideration in excess of acquisition date fair value	(8,076)	—
Accretion of asset retirement obligations	103	233
Impairment	664,544	1,379
Deferred income tax expense (benefit)	(56,408)	56,509
Equity-based compensation	6,035	7,071
Equity in earnings of unconsolidated affiliates	(40,024)	(42,259)
Distributions from unconsolidated affiliates	41,828	58,185
Amortization of customer relationships	35,211	35,336
Amortization of deferred financing costs	2,190	2,733
Loss on early extinguishment of debt	—	20,701
Settlement of asset retirement obligations	(601)	(602)
Loss on asset sale	240	3,628
Changes in assets and liabilities:
Accounts receivable–Antero Resources	24,941	(16,274)
Accounts receivable–third party	1,089	777
Income tax receivable	(17,547)	16,311
Other current assets	930	1,070
Accounts payable–Antero Resources	(432)	376
Accounts payable–third party	5,495	5,365
Accrued liabilities	(21,701)	(7,297)
Net cash provided by operating activities	388,413	360,375
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(103,937)	(51,658)
Additions to water handling systems	(19,477)	(22,707)
Investments in unconsolidated affiliates	(21,988)	(966)
Cash received in asset sale	123	1,627
Change in other assets	1,938	—
Net cash used in investing activities	(143,341)	(73,704)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(296,395)	(255,993)
Dividends to preferred stockholders	(275)	(275)
Repurchases of common stock	(24,713)	—
Issuance of senior notes	—	750,000
Redemption of senior notes	—	(667,472)
Payments of deferred financing costs	—	(8,755)
Borrowings (repayments) on bank credit facilities, net	195,500	(99,800)
Payment of contingent acquisition consideration	(116,924)	—
Employee tax withholding for settlement of equity compensation awards	(392)	(4,317)
Other	(111)	(21)
Net cash used in financing activities	(243,310)	(286,633)
Net increase in cash and cash equivalents	1,762	38
Cash and cash equivalents, beginning of period	1,235	640
Cash and cash equivalents, end of period	$2,997	678
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$74,665	91,608
Cash received during the period for income taxes	$38,910	16,913
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(3,461)	25,490